Exhibit 10.6

HESAI GROUP
SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Share Purchase Agreement”) is made as of the June 1, 2021, by and between the following parties:

(A)	Hesai Group, an exempted company duly incorporated with limited liability and validly existing under the laws of the Cayman Islands (the “Company”); and

(B)	Robert Bosch GmbH, a company established under the laws of Germany (“Bosch”).

WHEREAS,

(A)	the Company, Shanghai Hesai Technology Co., Ltd. (上海禾赛科技有限公司) (“Shanghai Hesai”) and BOSCH (China) Investment Ltd. (“Bosch China”) entered into a Framework Agreement (the “Framework Agreement”) on May 18, 2021;

(B)	on the date of the Framework Agreement, Bosch China, the Company and Shanghai Hesai also signed an equity transfer agreement (the “Equity Transfer Agreement”);

(C)	according to the Framework Agreement, Bosch China shall transfer its equity interests in Shanghai Hesai to Hesai Hong Kong Limited (the “HK Company”) and the Company shall issue certain number of Class B Ordinary Shares to Bosch to ensure Bosch China’s equity interests in Shanghai Hesai be mirrored in the Company;

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth below, the Company and Bosch agree as follows:

1.	Sale, Issuance, and Subscription of the Purchased Shares. Subject to the terms and conditions of this Share Purchase Agreement and the Framework Agreement, the Company agrees to issue and sell to Bosch, and Bosch agrees to purchase from the Company, at the Closing (as defined below), 7,653,252 Class B Ordinary Shares (the “Purchased Shares”) of the Company for a total purchase price which is the EURO equivalent of the received transfer price under the Equity Transfer Agreement (The exchange rate shall be the central parity rate between Euro and RMB published by the People’s Bank of China on the date of the Equity Transfer Agreement) (the “Purchase Price”). “Class B Ordinary Shares” means the class B ordinary shares of the Company, par value US$0.0001 per share of the Company, with the rights and privileges as set forth in the amended and restated memorandum and articles of association of the Company in the form attached as Exhibit A hereto, as amended from time to time.

SCHEDULE I hereof sets forth the capitalization table of the Company after the equity interests of all the shareholders of Shanghai Hesai have been mirrored in the Company. At the Closing, the Purchased Shares will represent 7.65% of all the issued and outstanding shares of the Company (on a fully diluted and as-converted basis and assuming all the existing shareholders’ equity securities in Shanghai Hesai have been mirrored in the Company).

2.	Closing. The sale and purchase of the Purchased Shares shall take place within the timeframe specified in Section 1.2.2 of the Framework Agreement (which time and place are designated as the “Closing”).

3.	Closing Deliverables.

(A)	At the Closing, the Company shall deliver to Bosch a copy of the updated register of members of the Company, reflecting the issuance of the Purchased Shares in accordance with Section 1, certified by the registered agent of the Company to be a true and complete copy thereof, and a copy of the share certificate to Bosch representing the Class B Ordinary Shares being purchased by Bosch.

(B)	Within five (5) business days after the receipt of transfer price by Bosch China from the HK Company in accordance with the Framework Agreement, Bosch shall pay the Purchase Price to the Company by wire transfer of immediately available funds to the account designated by the Company at least ten (10) business days in advance.

(C)	Within ten (10) business days after the Closing, the Company shall deliver to Bosch an original of the share certificate signed by a director of the Company representing the Purchased Shares Bosch purchased from the Company.

4.	Representations and Warranties.

The Company hereby represents and warrants to Bosch that the following statements are true, correct and complete as of the date hereof and the date of Closing:

(1)	Each of the Company and the Hong Kong subsidiary of the Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.

(2)	Due Authorization. All corporate action on the part of the Company necessary for the authorization, issuance, reservation for issuance and delivery of all of the Purchased Shares shall has been taken. This Share Purchase Agreement constitutes valid and binding obligations of the Company, enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The Purchased Shares are not subject to any preemptive rights, rights of first refusal, or liens of any kind.

(3)	As of the date hereof, the authorized share capital of the Company is USD 50,000 divided into 500,000,000 Ordinary shares of par value USD0.0001 each.

(4)	Valid Issuance of Shares.

(a)            The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Share Purchase Agreement, will be duly authorized and validly issued, fully paid, non-assessable, and free of any Liens.

(b)            All presently outstanding Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable and free of any liens, and such Ordinary Shares, and all outstanding shares, options and other securities of the Company, have been issued in full compliance with the requirements of all applicable securities laws, including without limitation the Securities Act.

5.	Miscellaneous.

(A)	Governing Law. This Share Purchase Agreement shall be governed in all respects by the laws of the Hong Kong without regard to conflicts of law principles.

(B)	Dispute Resolution. In the event the Parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect.

(C)	Press Releases. No announcement regarding any confidential information (including the existence of, and terms of, this Agreement) and the transactions contemplated hereby shall be made in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public without the mutual written consent of the Company and Bosch.

(D)	Severability. Should any provision of the Share Purchase Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

(E)	Counterparts. The Share Purchase Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each undersigned has duly caused the Share Purchase Agreement to be signed in its name and on its behalf by its duly authorized representative as of the date first above written.

THE COMPANY

Hesai Group

By:	/s/ Yifan Li
Name: Yifan Li
Title: Authorized Signatory

IN WITNESS WHEREOF, each undersigned has duly caused the Share Purchase Agreement to be signed in its name and on its behalf by its duly authorized representative as of the date first above written.

Robert Bosch GmbH

By:	/s/ Willy Kiler
Name: Dr. Willy Kiler
Title: VP Product Area Lidar

SCHEDULE I

Capitalization Table

Exhibit A

Restated Memorandum and Articles of Association of the Company